EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-65367, 333-81759, 333-61938, 333-73350, 333-92228, 333-129407, 333-158877 and 333-231071 on Form S-8 and 333-230425 on Form S-3 of our reports dated February 25, 2020, relating to the financial statements of PerkinElmer, Inc. and subsidiaries, and the effectiveness of PerkinElmer, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 29, 2019.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 25, 2020